                                                                     EXHIBIT 7.3

                                                              RICHARD M. OSBORNE

--------------------------------------------------------------------------------
                                                              7001 CENTER STREET
                                                              MENTOR, OHIO 44061
                                                        Telephone (216) 951-1111
                                                              Fax (216) 255-8645



                                  October 19, 1998

BY CERTIFIED MAIL,
RETURN RECEIPT REQUESTED

Board of Directors
NuMED HOME HEALTH CARE, INC.
5770 Roosevelt Blvd., Suite 700
Clearwater, FL 34620


     Re: REQUEST FOR SHAREHOLDER LIST OF NUMED HOME HEALTH CARE, INC. (THE "COMPANY"), PURSUANT TO SECTION 78.105 OF THE NEVADA GENERAL CORPORATION LAW ("NGCL")

Dear Sirs:

     Turkey Vulture Fund XIII, Ltd. (the "Fund") is the beneficial owner of 508,500 shares of the Company. The Fund has filed with the Securities and Exchange Commission a Schedule 13D, and amendments thereto, and Forms 3 and 4 disclosing such ownership, and has not disposed of any such shares.

     Pursuant to Section 78.105 (3) of the NGCL, the Fund, as owner of approximately 10.2% of the Company's common stock, is entitled to inspect the Company's stock ledger. Accordingly, please provide the following information to Kohrman Jackson & Krantz P.L.L., One Cleveland Center, 20th Floor, Cleveland, Ohio 44114, Attn. Marc C. Krantz, Esq.:

     (a) A list of the record holders of shares of the Company, certified by the Company's transfer agent, showing the names and addresses of each shareholder who is entitled to vote for the election of Directors of the Company as of the most recent practicable date;

     (b) A computer disk with the list of the holders of the Company's shares as of the most recent practicable date, showing the name, address and number of shares held by each shareholder, including such computer processing data as is necessary to make use of such computer disk and a printout of such list for verification purposes; and

     (c) All information in the Company's possession or control or which can reasonably be obtained from nominees of any central certificate depository system


                                 Page 22 of 29 Pages
     concerning the number and identity of the actual beneficial owners of the Company's shares, including a breakdown of any holdings in the name of CEDE & Co., Kray & Co., Pacific & Co., NCC & Co., Philadep, DLH, NEST and other similar nominees, and any list of non-objecting beneficial owners (NOBO's) in the Company's possession.

     The Fund will bear the reasonable costs incurred by the Company (including those of its transfer agent) in connection with the production of the above information. The purpose of the requested examination is to ascertain the names and addresses of other shareholders in order to communicate with them concerning corporate affairs relating to our mutual interests as shareholders.

     The Fund represents and affirms that the requested examination is not desired for a purpose which is in the interest of a business or object other than the business of the Company and that the Fund has not at any time sold or offered for sale any list of stockholders of any domestic or foreign corporation or aided or abetted any person in procuring any such record of stockholders for any such purpose. As required by Section 78.107, an affidavit to the foregoing effect is attached.

     The Fund hereby designates and authorizes Kohrman Jackson & Krantz P.L.L., its employees and any other representative or agent designated by them or by the undersigned, acting alone or in any combination, to conduct an inspection of the stock ledger of the Company and to make copies therefrom. A copy of the Power of Attorney authorizing such appointment is attached.

     Please sign a copy of this letter to indicate your willingness to provide the Fund with the above requested information, and return it in the prepaid, self-addressed return envelope.

                                        Sincerely,

                                        TURKEY VULTURE FUND XIII, LTD.


                                         /s/ Richard M. Osborne
                                        ------------------------------------
                                        Richard M. Osborne, Manager


                                 Page 23 of 29 Pages

STATE OF OHIO            )
                         ) SS           AFFIDAVIT OF RICHARD M. OSBORNE
COUNTY OF LAKE )


     I, Richard M. Osborne, manager of the Turkey Vulture Fund XIII, Ltd. (the "Fund"), being first duly sworn according to law, depose and state upon oath as follows:

     Requested examination by the Fund of the stock ledger of NuMED Home Health Care, Inc. is not desired for a purpose which is in the interest of a business or object other than the business of NuMED Home Health Care, Inc., and the Fund has not at any time sold or offered for sale any list of stockholders or any domestic or foreign corporation or aided or abetted any person in procuring any such record of stockholders for any such purpose.



                                         /s/ Richard M. Osborne
                                        -----------------------------------
                                        Richard M. Osborne



     SUBSCRIBED AND SWORN TO before me on October 19, 1998.



                                         /s/ Debbie Lane
                                        -----------------------------------
                                        NOTARY PUBLIC


                                 Page 24 of 29 Pages